Exhibit 9


                          [Letterhead Daniel W. Small
                                Attorney At Law
                             3100 West End Avenue
                        Suite 250, One American Center
                       Nashville, Tennessee  37203-1323]



                                March 30, 1995



VIA HAND-DELIVERY

Robert D. Tuke, Esq.
TUKE, YOPP & SWEENEY
17th Floor, Third National Bank Building
Nashville, Tennessee  37219

Dear Bob:

         I am in receipt of you letter of March 30, 1995 declining to provide a list of security holders of Shoney's Inc. to Mr. Danner at this time. Although the letter indicates that it was faxed to me on March 29, 1995, it was in fact received on this end on March 30, 1995 (today). Until you receive the information that you have demanded, you should consider the request under Rule 14a-7 withdrawn.

         All the best.

                                 Very truly yours,



                                 Daniel W. Small


cc:  Mr. Danner